APPENDIX A

C&B INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

Master Trust Funds
C&B Large Cap Value Portfolio

Most recent annual approval by the Board of Trustees:  March 29, 2013

Appendix A amended: October 1, 2005

APPENDIX B

C&B INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO MASTER TRUST

            This fee agreement is made as of the 6th day of December, 2004, and is amended as of the 29th day of March, 2013, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Cooke & Bieler, L.P. (the “Sub-Adviser”); and

            WHEREAS, the parties and Wells Fargo Master Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying annual rate of percentage of the average daily net assets of the Funds listed below:

Name of Fund	Breakpoints

Sub-Advisory Rate

C&B Large Cap Value Portfolio[1]	First 250M Next 250M Next 250M Over 750M	0.45% 0.40% 0.35% 0.30%

  On March 29, 2013, the Board of Wells Fargo Master Trust approved advisory fee changes for the C&B Large Cap Value Portfolio.  Effective May 1, 2013, the advisory fees will be:  First 500M 0.38%; Next 500M 0.35%; Over 1B 0.30%.
            The foregoing fee schedule is agreed to as of March 29, 2013 and shall remain in effect until changed in writing by the parties.

                                                              WELLS FARGO FUNDS MANAGEMENT, LLC

                                                               By:

                                                                       Andrew Owen

                                                                       Executive Vice President

                                                               COOKE & BIELER, L.P.

                                                               By:

                                                                       Name:

                                                                       Title: